Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17th STREET, SUITE 3600

DIRECTOR - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES REVISED TERMS TO ITS

ROCKIES DIVESTITURE PACKAGE

DENVER, COLORADO – November 12, 2008 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it has agreed to revised terms with the buyer of its Rockies divestiture package.  Under the terms of the revised agreement:

•                  The cash purchase price was reduced from $258 million to $200 million

•                  The effective date was changed from July 1, 2008 to December 1, 2008.  Cash flow from the assets during this period is estimated at approximately $12 million and will be retained by Forest.

•                  The buyer has agreed to assume certain gas balancing liabilities

•                  The buyer has agreed to pay a potential additional payment to Forest based on the price of natural gas in 2009.  The potential additional payment is capped at $21 million.

•                  The deposit amount associated with the sale was increased from $13 million to $33 million

•                  All material seller representations and warranties and material conditions to close have been eliminated

The transaction is currently scheduled to close on November 25, 2008.  Forest will reassess 2008 guidance upon the close of this transaction.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

November 12, 2008